Exhibit 99.1

News Release

Superior Industries Reports Second Quarter 2017 Financial Results

Consolidated Second Quarter 2017 Highlights Including One Month of UNIWHEELS:

•	Record unit shipments of 3.8 million in Q2 2017

•	Q2 2017 net sales of $240.6 million; value-added sales of $130.4 million

•	Q2 2017 net loss of $7.3 million and diluted EPS of ($0.41) including acquisition costs of $19.6 million, or $0.78 per diluted share

•	Q2 2017 adjusted EBITDA of $29.5 million

•	UNIWHEELS tender offer successfully closed

•	2017 outlook updated to reflect inclusion of UNIWHEELS

SOUTHFIELD, MICHIGAN – August 4, 2017 – Superior Industries International, Inc. (“Superior” or the “Company”) (NYSE:SUP), one of the largest global manufacturers of aluminum wheels suppliers for OEMs, today reported financial results for the second quarter ended June 25, 2017, which includes one month of financial results from UNIWHEELS AG (“UNIWHEELS”). On May 30, 2017, Superior acquired approximately 92.3% of UNIWHEELS’ outstanding shares of common stock. In addition, upon settlement on August 8, 2017 of the delisting tender offer, Superior will own approximately 93.2% of UNIWHEELS’ shares of common stock.

“The second quarter marked an exciting transformational shift for Superior as we closed our tender offer for UNIWHEELS. We have also started the process to delist and subsequently acquire the remaining outstanding shares of UNIWHEELS. This transaction establishes Superior as one of the largest global automotive wheel suppliers, significantly expanding our geographic reach, diversifying our customer base, expanding our technological capabilities and bringing together the two companies’ talented employees. Since closing, I have been extremely pleased with our teams in North America and Europe who are working diligently to integrate our operations and evaluate strategies to further serve the needs of our customers,” commented Don Stebbins, President and Chief Executive Officer.

“With respect to second quarter financial performance, we saw slightly softer volumes and experienced some operational inefficiencies in North America. Conversely, we benefited from strength in Europe bolstered by the ramp up of our newest facility in Poland. As we look ahead, despite some macro headwinds in North America, we believe we are in an excellent position to drive long-term, sustainable growth and profitability as we capitalize on the tremendous potential for our transformed organization.”

Second Quarter Results

The Company’s results for the quarter and year-to-date 2017 are presented in accordance with GAAP and include one month of UNIWHEELS’ operations. The minority interest for the remaining approximately 7.7% of shares outstanding as of the end of the reporting period are reconciled on the Income Statement through Net Income (Loss) Attributable to Non-Controlling Interest.

Wheel unit shipments were 3.8 million in the second quarter of 2017, a record for any individual quarter for the Company, compared to second quarter unit shipments of 3.1 million in the prior year period. The increase was driven by the addition of 0.8 million units from one month of operations of UNIWHEELS. Superior’s North American volumes were down approximately 121 thousand units, or (4.0%), compared to the same period last year. The decline was due to lower industry volumes as well as the roll off of programs, which were partially offset by the launch of new programs.

Net sales for the second quarter of 2017 were $240.6 million, compared to net sales of $182.7 million in the second quarter of 2016. Value-added sales, a non-GAAP financial measure defined as net sales less pass-through charges, primarily for the value of aluminum, were $130.4 million for the second quarter of 2017 versus value-added sales of $101.2 million in the second quarter of 2016. UNIWHEELS contributed $53.7 million and $32.0 million to net sales and value-added sales, respectively, in the quarter. Superior’s North American value-added sales were down due to lower unit volumes; however, as a result of the Company’s product strategies it was able to increase value-added sales per wheel by $0.40. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the second quarter of 2017 was $20.1 million, or 8.4% of net sales, compared to $29.5 million, or 16.2% of net sales in the prior year period. In addition to lower unit shipments and manufacturing inefficiencies in North America, gross profit for the quarter was negatively impacted by the effects of purchase accounting and amortization of intangibles by $8.3 million related to the acquisition of UNIWHEELS.

Selling, general and administrative expenses for the second quarter were $22.1 million, or 9.2% of net sales, compared to $10.0 million, or 5.5% of net sales in the prior year period. The increase is due to $12.9 million in costs for the acquisition and integration of UNIWHEELS and the addition of one month of UNIWHEELS’ operations, all partially offset by lower administration expense in North America.

Income from operations for the second quarter of 2017 was ($2.0) million, compared to operating income of $19.5 million in the prior year period. Excluding the previously mentioned acquisition-related impacts on gross profit and selling, general, and administrative expense of $8.3 million and $12.9 million, respectively, and net of the impact of foreign currency transactions, second quarter 2017 income from operations would have been $12.7 million higher than reported.

The provision for income taxes for the second quarter of 2017 was a favorable $1.7 million, resulting in an effective tax rate of 18.6%. This compares to a provision for income taxes in the second quarter of 2016 of $6.1 million and an effective tax rate of 31.6%. The lower 2017 rate reflects the impact of the acquisition-related costs as well as income in lower taxable jurisdictions.

For the second quarter of 2017, the Company reported a net loss of $7.3 million, or ($0.41) per diluted share. Net income for the quarter includes a $19.6 million, or $0.78 per diluted share, impact related to purchase accounting adjustments, non-recurring interest and acquisition support costs, and foreign exchange transactions. This compares to $13.2 million of net income, or $0.52 per diluted share, in the second quarter of 2016.

Adjusted EBITDA, a non-GAAP financial measure, was $29.5 million, or 12.2% of net sales, for the second quarter of 2017. This compares to $27.9 million, or 15.3% of net sales, for the second quarter of 2016 on higher unit volume and better manufacturing performance. Adjusted EBITDA as a percentage of value-added sales was 22.6% compared to 27.6% of value-added sales in the prior year period. UNIWHEELS’ one month of operations contributed $8.7 million to adjusted EBITDA in the second quarter of 2017. The decline in North American adjusted EBITDA is due to lower unit volumes and manufacturing inefficiencies only partially offset by favorable foreign exchange and selling, general and administrative costs as compared to the same period in 2016. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

Financial Position and Cash Flow

The Company reported net cash used by operating activities of $8.5 million in the second quarter of 2017 compared to cash generated from operating activities of $8.5 million during the second quarter of 2016. The decrease was primarily driven by costs related to the acquisition of UNIWHEELS and an increase in working capital.

During the second quarter of 2017, the Company paid dividends totaling $4.5 million.

Other material impacts on cash flow for the second quarter include the acquisition of UNIWHEELS and associated transaction financing and costs.

Year-to-Date Results

Wheel unit shipments were 6.7 million for the first half of 2017, compared to unit shipments of 6.3 million in the prior year period. UNIWHEELS contributed an additional 0.8 million units from one month of operations in the second quarter of 2017.

Net sales for the first half of 2017 were $414.8 million, compared to net sales of $368.8 million in the first half of 2016. Value-added sales were $225.8 million for the first half of 2017 versus value-added sales of $203.5 million in the first half of 2016. UNIWHEELS contributed $53.7 million and $32.0 million to net sales and value-added sales, respectively, in the first half of 2017. See “Non-GAAP Financial Measures” below and the reconciliation of consolidated net sales to value-added sales in this press release.

Gross profit for the first half of 2017 was $39.3 million compared to $57.3 million in the prior year period. As previously mentioned, for the first half of the year, gross profit was negatively impacted by the effects of purchase accounting and amortization of intangibles by $8.3 million related to the acquisition of UNIWHEELS.

Selling, general and administrative expenses for the first half of 2017 were $37.4 million compared to $19.0 million in the prior year period. The increase is due to $19.8 million in costs for the acquisition and integration of UNIWHEELS and the addition of one month of UNIWHEELS’ operations, all partially offset by lower compensation expense in North America.

Income from operations for the first six months of 2017 was $1.9 million compared to operating income of $38.3 million in the prior year period. Excluding the previously mentioned acquisition-related impacts on gross profit and selling, general, and administrative expense of $8.3 million and $19.8 million, respectively, and net of the impact of foreign currency transactions, first half 2017 income from operations would have been $19.6 million higher than reported.

The provision for income taxes for the first half of 2017 was a favorable $1.5 million, resulting in an effective tax rate of 25.7%. This compares to an income tax expense of $10.6 million, and an effective tax rate of 27.8% for the prior year period.

For the first half of 2017, the Company reported net loss of $4.2 million, or ($0.28) per diluted share including a $26.0 million, or $1.04 per diluted share, impact related to purchase accounting adjustments, non-recurring interest and acquisition support costs, and foreign exchange transactions. This compares to $27.6 million of net income, or $1.08 per diluted share, in the first half of 2016.

Adjusted EBITDA, a non-GAAP financial measure, was $48.6 million, or 11.7% of net sales, for the first half of 2017, which compares to $56.0 million, or 15.2% of net sales, for the first half of 2016. Adjusted EBITDA as a percentage of value-added sales was 21.6% compared to 27.5% of value-added sales in the prior year period. UNIWHEELS’ one month of operations contributed $8.7 million to adjusted EBITDA in the first half of 2017. See “Non-GAAP Financial Measures” below and the reconciliation of net income to adjusted EBITDA in this press release.

UNIWHEELS Combination

On May 30, 2017, the Company announced that it had concluded its tender offer for the purchase of shares of UNIWHEELS. Through the tender offer, 11,445,080 shares were acquired representing approximately 92.3% of UNIWHEELS’ outstanding shares of common stock for an average price of 233.67zl per share, or $703.0 million.

On June 30, 2017, the Company announced that it had commenced the delisting and associated tender process for the remaining outstanding shares of UNIWHEELS. As of July 31, 2017, 109,959 additional shares were tendered. Upon settlement of the delisting tender offer on August 8, 2017, Superior will own approximately 93.2% of UNIWHEELS’ shares of common stock. The squeeze-out process for the remaining shares will continue into the coming quarters as the Company follows the required regulatory process.

2017 Outlook

Superior is revising its previously issued outlook for 2017 to include the consolidated results of UNIWHEELS from June through December 2017 as well as to reflect current expectations for Superior’s North American operations. UNIWHEELS’ financials are assumed to be translated at an exchange rate of 1.12 EUR/USD for the second half of 2017.

•	Superior now expects net sales to be in the range of $1,095 million to $1,115 million driven by unit shipments of 16.9 million to 17.2 million. This compares to Superior’s previously issued outlook of 12.0 million to 12.25 million units and resulting sales of $730 million to $750 million.

•	Superior now expects value-added sales to be in the range of $595 million to $615 million. This compares to Superior’s previously issued outlook of $400 million to $410 million. Value-added sales are defined as net sales less pass-through charges, primarily for the value of aluminum.

•	Adjusted EBITDA is now expected to be in the range of $135 million to $145 million compared to the prior outlook of $97 million to $105 million.

•	Capital expenditures are expected to be approximately $85 million. This compares to the prior outlook of $50 million.

•	Working capital is expected to be a slight source of funds, which compares to the prior outlook of a use of funds.

•	The effective tax rate is expected to be in the range of 10% to 13%, which compares to the previous outlook of 25% to 28%.

•	Interest expense will be approximately $35 million for the year.

Mr. Stebbins concluded, “We are excited about the opportunities and potential that lie ahead following the addition of UNIWHEELS’ customers, employees and operations. The combined company operates two of the newest manufacturing facilities in the world including our facility in Poland that opened mid-last year, which continues its ramp to full production. The process of integrating the two companies is underway and we look forward to continuing to report on the progress. In addition to the leadership team added through the acquisition, we have also made key changes to the Superior team to support the execution of our vision for the combined organization.”

“Looking at full year 2017, our revised outlook reflects the addition of UNIWHEELS, lighter production in North America, and an operational focus in our plants in North America. We remain acutely focused on adapting to current industry production levels while leveraging the resources of the combined platform to drive improvement and execute on our strategic priorities.”

Value-added sales and adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Information”. In reliance on the safe harbor provided under section 10(e) or Regulation S-K, Superior has not quantitatively reconciled differences between adjusted EBITDA presented in the 2017 outlook to net income, the most comparable GAAP measure, as Superior is unable to quantify certain amounts that would be required to be included in net income without unreasonable efforts and due to the inherent uncertainty regarding such variables. Superior also believes that such reconciliation would imply a degree of precision that could potentially be confusing or misleading to investors. However, the magnitude of these amounts may be significant.

Conference Call

Superior will host a conference call beginning at 8:00 AM ET on Friday, August 4th, 2017. The conference call may be accessed by dialing (888) 378-4439 for participants in the U.S./Canada or (719) 457-1036 for participants outside the U.S./Canada using the required conference ID 6902950. The live conference call can also be accessed by logging into the Company’s website at www.supind.com. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

During the conference call, the Company’s management plans to review operating results and discuss other financial and operating matters. In addition, management may disclose material information in response to questions posed by participants during the call.

About Superior Industries

Superior is one of the largest global aluminum wheel suppliers for OEMs. Superior partners with its customers to provide the marketplace a wide variety of innovative and high quality products. Superior also maintains leading aftermarket brands including ATS, RIAL, ALUTEC, and ANZIO. Headquartered in Southfield, Michigan, Superior is listed on the New York Stock Exchange and is a component of Standard & Poor’s Small Cap 600 and Russell 2000 Indices. For more information, visit www.supind.com.

Non-GAAP Financial Information

In addition to the results reported in accordance with GAAP included throughout this earnings release, this release refers to “adjusted EBITDA,” which Superior has defined as earnings before interest, income taxes, depreciation, amortization, restructuring charges, plant closure costs and impairments of long-lived assets and investments and “value-added sales,” which Superior defines as net sales less pass-through charges primarily for the value of aluminum. Adjusted EBITDA as a percentage of value-added sales is a key measure that is not calculated according to GAAP. Adjusted EBITDA as a percentage of value-added sales is defined as adjusted EBITDA divided by value-added sales. See the Non-GAAP Financial Measures section of this press release for a reconciliation of adjusted EBITDA and value-added sales.

Management believes the non-GAAP financial measures used in this press release are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting future periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different from similar measures used by other companies.

For reconciliations of adjusted EBITDA and value-added sales to the most directly comparable financial measures calculated and presented in accordance with GAAP, see the attached supplemental data pages which, together with this press release, have been posted on the Company’s website through the “Investors” link at www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and can generally be identified by the use of future dates or words such as “may,” “should,” “could,” “will,” “expects,” “seeks to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements also include, but are not limited to, the 2017 outlook included herein, the Company’s ability to consummate the acquisition of the remaining shares of UNIWHEELS, and the Company’s strategic and operational initiatives, including the resolution of operating inefficiencies, product mix and overall cost improvement and are based on current expectations, estimates, and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, risks, and uncertainties discussed in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year-ended December 25, 2016, Quarterly Reports on Form 10-Q and other reports from time to time filed with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward looking statements when evaluating the information presented in this press release. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contacts:

Superior Investor Relations

(248) 234-7104

Troy Ford

www.supind.com

Clermont Partners

Victoria Sivrais

(312) 690-6004

vsivrais@clermontpartners.com

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Units in Thousands)

	Units		Net Sales
	2Q17	2Q16	2Q17	2Q16
North America	2,949	3,071	$186.9	$182.7
Europe	845		53.7

Consolidated	3,794	3,071	$240.6	$182.7

	Value-added Sales		Adjusted EBITDA
	2Q17	2Q16	2Q17	2Q16
North America	$98.4	$101.2	$20.7	$27.9
Europe	32.0		8.7

Consolidated	$130.4	$101.2	$29.5	$27.9

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	Jun. 25, 2017	Jun. 26, 2016	Jun. 25, 2017	Jun. 26, 2016
Net Sales	$240.6	$182.7	$414.8	$368.8
Cost of Sales	220.6	153.0	375.4	311.3
Restructuring costs	(0.1)	0.2	0.1	0.2

	220.5	153.2	375.5	311.5

Gross Profit	20.1	29.5	39.3	57.3
Selling, General and Administrative Expenses	22.1	10.0	37.4	19.0

Income From Operations	(2.0)	19.5	1.9	38.3
Interest Income (Expense), net	(14.7)	0.1	(15.0)	0.1
Other Expense, net	7.5	(0.4)	7.1	(0.1)

Income Before Income Taxes	(9.2)	19.2	(5.9)	38.3
Income Tax Provision	1.7	(6.1)	1.5	(10.6)

Consolidated Net (Loss) Income	$(7.5)	$13.2	$(4.4)	$27.6

Less: Net loss attributable to non-controlling interest	0.2	—	0.2	—

Net (Loss) Income Attributable to Superior	$(7.3)	$13.2	$(4.2)	$27.6

Earnings Per Share:
Basic	$(0.41)	$0.52	$(0.28)	$1.08
Diluted	$(0.41)	$0.52	$(0.28)	$1.08
Weighted Average and Equivalent Shares Outstanding for Earnings Per Share (in Thousands):
Basic	24,908	25,430	24,961	25,512
Diluted	24,984	25,543	25,048	25,587

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in Millions)

	Jun. 25, 2017	Dec. 25, 2016
Current Assets	$508.6	$254.1
Property, Plant and Equipment, net	501.6	227.4
Investments and Other Assets	616.1	61.3

Total Assets	$1,626.3	$542.8

Current Liabilities	$181.6	$86.0
Long-Term Liabilities	803.4	58.6
Redeemable Preferred Shares	147.5	—
Shareholders’ Equity	493.8	398.2

Total Liabilities and Shareholders’ Equity	$1,626.3	$542.8

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

Non-GAAP Financial Measures

(Dollars in Millions)

Value-Added Sales	Three Months Ended		Six Months Ended
	Jun. 25, 2017	Jun. 26, 2016	Jun. 25, 2017	Jun. 26, 2016
Net Sales	$240.6	$182.7	$414.8	$368.8
Less:
Aluminum Value and Outside Service Provider Costs	(110.2)	(81.5)	(189.0)	(165.2)

Value-added sales	$130.4	$101.2	$225.8	$203.5

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.

Adjusted EBITDA	Three Months Ended		Six Months Ended
	Jun. 25, 2017	Jun. 26, 2016	Jun. 25, 2017	Jun. 26, 2016
Net Income	$(7.3)	$13.2	$(4.2)	$27.6
Adjusting Items:
- Interest Expense (Income), net	14.7	(0.1)	15.0	(0.1)
- Income Tax Provision (Benefit)	(1.7)	6.1	(1.5)	10.6
- Depreciation	11.1	8.6	19.5	17.3
- Acquisition Support Costs	12.7	—	19.7	—
- Closure Costs (Excluding Accelerated Depreciation)	(0.1)	0.1	0.1	0.6

	36.8	14.8	52.8	28.4

Adjusted EBITDA	$29.5	$27.9	$48.6	$56.0

Adjusted EBITDA is a key measure that is not calculated according to GAAP. Adjusted EBITDA is defined as earnings before interest income and expense, income taxes, depreciation, amortization, acquisition support costs, closure costs and impairments of long-lived assets and investments. We use adjusted EBITDA as an important indicator of the operating performance of our business. Adjusted EBITDA is used in our internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors and evaluating short-term and long-term operating trends in our operations. We believe the adjusted EBITDA financial measure assists in providing a more complete understanding of our underlying operational measures to manage our business, to evaluate our performance compared to prior periods and the marketplace, and to establish operational goals. Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies.

Outlook for Full Year 2017 Value-Added Sales	Outlook Range
Net Sales Outlook	$1,095.0	$1,115.0
Less:
Aluminum Value and Outside Service Provider Costs	500.0	500.0

Value-Added Sales Outlook	$595.0	$615.0

Value-added sales is a key measure that is not calculated according to GAAP. Value-added sales represent net sales less the value of aluminum and services provided by outside service providers (OSP’s) that are included in net sales. Arrangements with our customers allow us to pass on changes in aluminum prices and OSP costs; therefore, fluctuations in the underlying aluminum price and the use of OSP’s generally do not directly impact our profitability. Accordingly, value-added sales is worthy of being highlighted for the benefit of users of our financial statements. Our intent is to allow users of the financial statements to consider our net sales information both with and without the aluminum and OSP cost components thereof.